Exhibit 23.2

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Accenture Ltd:

We consent to the incorporation by reference in the registration statements (Nos. 333-112854 and 333-104628) on Form S-3 and (No. 333-65376) on Form S-8 of Accenture Ltd of our report dated October 27, 2004 relating to the financial statements of the Accenture Ltd 2001 Employee Share Purchase Plan as of August 31, 2004 and 2003, and for each of the years in the three-year period ended August 31, 2004, which report appears in this Form 10-K of Accenture Ltd.

/s/ KPMG LLP
Chicago, Illinois

November 3, 2004